UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Cedar Fair, L.P.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On January 6, 2011, Cedar Fair placed the following advertisement in The (Cleveland) Plain Dealer, The Sandusky Register and The Toledo Blade:

Cedar Fair is thriving

when others are merely surviving

Cedar Fair is well-positioned for sustained, profitable growth, having successfully navigated a period of unprecedented economic distress, which caused others in the industry to struggle, and even forced one major competitor to seek bankruptcy protection.

2010 Highlights include:

•	Set an all-time record attendance of 22.8 million visitors

•	Strengthened the balance sheet to create powerful financial flexibility

•

Reinstated the quarterly cash distribution for unitholders – the 24th consecutive year Cedar Fair has paid a distribution (since the Company went public in 1987, each unit has returned $29.02 in distributions)

•	Saw its unit price increase 33%, to $15.16 on 12/31/10, compared to $11.41 on 12/31/09

Cedar Fair is focused on creating value for all unitholders

Contrary to Q’s assertion the unit price fell after the distribution was suspended, it in fact has increased, which is reflective of our balanced focus on debt reduction and a sustainable distribution.

The Company has the strategic plan, operational expertise and financial strength to pursue its growth targets:

•	Growing revenues 10% to 14% by 2015 (2.3% CAGR)

•	Growing adjusted EBITDA 10% to 14% by 2015 (2.3% CAGR)

•	Reducing the Consolidated Leverage Ratio to 4.0X in 2013

•	Providing for a sustainable and growing distribution to unitholders – between $1.25 to $1.75 per limited partner unit by 2015, and possibly higher if our future performance exceeds expectations

Don’t let Q Investments distract you from the facts

The fact is: Q Investments is looking to weaken Cedar Fair by trying to put unnecessary restrictions on the pool of qualified succession candidates and by preventing the Board from making prudent decisions with the Company’s capital.

By weakening your hometown company, this Texas-based hedge fund can meet the short-term cash flow needs of its hedge fund’s investors at the expense of the long-term value creation goals of Cedar Fair and its investors.

Keep Cedar Fair strong and VOTE AGAINST

Q Investments’ short-sighted Proposals 1 and 2

by using the Company’s white proxy card.

Additional Information About the Special Meeting of Unitholders

This may be deemed to be solicitation material in respect of the Company’s Special Meeting of Unitholders scheduled for January 11, 2011. On December 10, 2010, in connection with the Special Meeting, the Company filed a definitive proxy statement and a form of proxy with the SEC and the definitive proxy statement and a form of proxy has been mailed on or about December 13, 2010 to the Company’s unitholders of record as of December 9, 2010. In addition, the Company will file with, or furnish, to the SEC all additional relevant materials. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SPECIAL MEETING. Investors and security holders will be able to obtain a copy of the definitive proxy statement and other documents filed by the Company free of charge from the SEC’s website, www.sec.gov. The Company’s Unitholders will also be able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents by directing a request by mail or telephone to Investor Relations, Cedar Fair, L.P., One Cedar Point Dr., Sandusky, OH 44870, telephone: (419) 627-2233, or from the Company’s website, www.cedarfair.com or by contacting Morrow & Co., LLC, at (203) 658-9400 or toll free at (800) 206-5879.

The Company and its directors and executive officers and certain other members of its management and employees may be deemed to participate in the solicitation of proxies in respect of the Special Meeting of Unitholders. Additional information regarding the interests of such potential participants is included in the definitive proxy statement. CF11-049